                                                                     Exhibit 5.2

                       [O'MELVENY & MYERS LLP LETTERHEAD]




March 31, 2003

                                                                 OUR FILE NUMBER
                                                                     412,137-055

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") of International Game Technology, a Nevada corporation (the "Company"), filed with the Securities and Exchange Commission, for the registration under the Securities Act of 1933, as amended, of $969,790,000 aggregate principal amount at maturity of the Company's Zero-Coupon Convertible Debentures due 2033 (the "Debentures"), and the shares of Common Stock, par value $.000625, of the Company issuable upon conversion of the Debentures. The Debentures were issued under an Indenture, dated as of January 29, 2003 (the "Indenture"), by and between the Company and The Bank of New York, as Trustee.

         In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents as we considered appropriate, including the Indenture.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed without independent verification that the certificates representing the Debentures have been duly authenticated by a duly authorized signatory of the Trustee. To the extent the Company's obligations depend on the enforceability of the Indenture against the other parties to the Indenture, we have assumed that the Indenture is enforceable against the other parties thereto.

         With respect to matters governed by Nevada law, we have, with your approval, relied upon the opinions expressed in paragraphs (i), (ii) and (iii) of the opinion of Sara Beth Brown, General Counsel of the Company, dated the date hereof, a copy of which has been delivered to you.

         On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Debentures are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or

International Game Technology, March 31, 2003 - Page 2


similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                         Respectfully submitted,


                                         /s/ O'MELVENY & MYERS LLP
                                         -------------------------
                                         O'MELVENY & MYERS LLP